Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in: (i) the Registration Statement on Form S-3 (No. 333-84156) relating to the Con Edison Automatic Dividend Reinvestment and Cash Payment Plan; (ii) the Registration Statement on Form S-8 (No. 333-04463-99) relating to the Con Edison 1996 Stock Option Plan; (iii) the Registration Statement on Form S-8 (No. 333-86820) relating to The Consolidated Edison Stock Purchase Plan; (iv) the Registration Statement on Form S-8 (No. 333-108903) relating to The Consolidated Edison, Inc. Long Term Incentive Plan and Senior Executive Restricted Stock Awards and (v) the Registration Statements on Form S-3 (No.  333-102005) relating to debt and equity securities of Con Edison of our report dated February 19, 2004 relating to the financial statements and financial statement schedules of Consolidated Edison, Inc. which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
New York, NY
February 24, 2004